                                                                  EXECUTION COPY
                              S.D. WARREN COMPANY
                              225 Franklin Street
                                Boston, MA 02110



Mr. Monte R. Haymon
55 Aspen Lane
Glencoe, IL 60022

September 1, 1995


Dear Monte:

          I refer to our discussions concerning the terms on which you will be employed by S.D. Warren Company (the "Company") as President and Chief Executive
                                      -------
Officer. This letter agreement sets forth the terms and conditions of such employment.


1.   TERM OF EMPLOYMENT
     ------------------

     You shall be employed by the Company for an initial period of three years, commencing October 1, 1995, subject to termination as provided herein. Commencing on October 1, 1998, and on the first day of each month thereafter, the expiration of the term of your employment will be automatically extended for successive one month periods, until September
     30, 2002, unless your employment is terminated as provided herein. Either you or the Company may cause such one-month extensions to cease by delivering written notice (a) 36 months in advance of the date as of which such extensions shall cease, if such notice is given prior to October 1, 1997, or (b) 24 months in advance of such date if given on or after October 1, 1997. During the final six months prior to the date on which the term of your employment ceases to extend under this Section 1, you will cooperate fully in ensuring an orderly transition to a new President and Chief Executive Officer.
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                                                                               2

2.   DUTIES; REPRESENTATION
     ----------------------

     You shall serve as President and Chief Executive Officer of the Company and shall serve the Company and its affiliates in such other executive capacities as may be specified from time to time by the Board of Directors of the Company (the "Board"), including serving as a director (and as a
                          -----
     member of board committees) of the Company and one or more of its affiliates. You shall have such duties as may be assigned to you from time to time by the Board, including with respect to affiliates of the Company, and in the performance of your duties you shall comply with the policies of and be subject to the direction of the Board and the board of directors of any affiliate of the Company with respect to which you perform any such duties. The foregoing duties shall be performed without any compensation being payable beyond that provided for herein. During your employment by the Company, you shall devote your entire professional time, energy and skill to the performance of your duties hereunder and to the business of the Company and its affiliates (except for reasonable time spent for trade, civic and charitable activities or for service on other boards of directors, subject to the consent of the Board, which shall not be unreasonably withheld) and you shall not be actively engaged in any duties or pursuits which are or could reasonably be expected to be substantially detrimental to the interests or reputation of the Company. Upon termination of employment you shall be deemed to have resigned from all offices and directorships.

     You represent and warrant to the Company that you are free to be employed by the Company upon the terms contained herein and that you are not bound by any employment agreement, restrictive covenant, confidentiality or proprietary information or other agreement that would prohibit or inhibit in any way the full and complete performance by you of your duties hereunder or as President and Chief Executive Officer of the Company.


3.   ANNUAL BASE SALARY
     ------------------

     Your annual base salary for all services rendered hereunder in any capacity will be $600,000 per year,
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                                                                               3

     paid in 26 equal installments. The annual base salary will be increased for the second and third year of employment by at least a percentage equal to the prior calendar year's percentage increase in the Consumer Price Index (as defined below), as published by the U.S. Department of Labor. After the third year of employment, any increase will be solely at the discretion of the Compensation Committee of the Board, which committee will review your compensation at least annually. The annual base salary will be paid net of any disability payments under disability policies of the Company.

     The "Consumer Price Index" for any calendar year shall refer to the "Consumer Price Index: All Items, Wage Earners and Clerical Workers--Not Seasonally Adjusted--(1982-84 = 100)" as published by the Bureau of Labor Statistics, U.S. Department of Labor. In the event the aforesaid Consumer Price Index is discontinued, then the successor index, if any, or a comparable index (as determined in good faith by the Board) shall be applicable.


4.   INCENTIVE BONUS
     ---------------

     Throughout the term of your employment, you will be entitled to participate in an annual bonus scheme pursuant to which you will have the opportunity to earn an annual bonus of up to 75% (or such higher amount as may be determined in the discretion of the Board) of your base salary based upon achievement by the Company of annual performance targets determined in advance by the Board after consultation with you. During the first year of your employment such bonus may be earned in accordance with the scheme attached as Exhibit A and shall not be less than $300,000 or more than $450,000. Such bonus for any year shall be forfeited upon termination of your employment for any reason; provided that if your employment is
                                     --------
     terminated pursuant to Section 8(a), 8(d) or 9 during the first year of your employment, you will receive a bonus with respect to such year of $300,000.

5.   TRANSFER COSTS
     --------------

     The Company will bear the reasonable out-of-pocket expenses set forth below which you incur in connection with transferring your residence from Chicago to Boston and which are approved by the Company prior to your commitment therefor:

     a) The reasonable expenses of moving your furniture and personal effects to Boston;

     b) The customary agents's commission and other reasonable legal and incidental costs incurred in disposing of your house in Chicago and the reasonable transfer costs and other legal expenses associated with closing the purchase by you of a house in Boston (which need not occur during the nine month period referred to in clause (c) below but must occur while you are an employee in good standing with the Company); and

     c) The reasonable costs of renting a temporary residence in Boston for a period not to exceed nine months.

     In the event that you are unable in good faith to sell your house in Chicago within nine months, the Company will acquire the house at current market value as determined by the average value of the appraisals thereof of three licensed real estate appraisers selected by you and acceptable to the Company and will then use reasonable efforts to dispose of the house. Any profit on such sale will be paid to you (net of all broker's fees and commissions and other out-of-pocket expenses incurred in carrying, maintaining and disposing of the house and of any taxes payable in connection with carrying the house or the sale thereof). Any shortfall will be for the Company's account.

     In the event your employment is terminated other than pursuant to Section 8 or 9 prior to October 1, 1997, you will promptly reimburse the Company for all costs incurred or reimbursed by the Company pursuant to this Section 5.

6.   CLUB MEMBERSHIP
     ---------------

     The Company will reimburse you for membership dues for one luncheon club and one country club in Boston and for reasonable business-related expenses in connection therewith. The choice of such clubs will be subject to the approval of the Company.


7.   LEGAL COSTS
     -----------

     Promptly following commencement of your employment with the Company, the Company will reimburse the reasonable fees and disbursements of your legal, tax and financial advisors in connection with their review of this letter agreement for you, up to an aggregate of $15,000.


8.   TERMINATION OF EMPLOYMENT
     -------------------------

     a) Your employment shall be deemed to have been terminated by the Company if you voluntarily terminate your employment within 30 days following any of the following events to which you have not consented: (i) any removal from your position as President and Chief Executive Officer of the Company without your appointment to a position of comparable dignity; (ii) the assignment to you of duties materially inconsistent with the status of President and Chief Executive Officer of the Company, which assignment continues for 30 days after notice by you to the Board of your intention to terminate your employment as a result of such assignment; (iii) any failure to be elected as a member of the Board (or the board of directors of any successor to the Company) or any removal from membership thereof; (iv) a reduction by the Company in your annual base salary; (v) any failure by the Company to make any payment, or fulfill any of its obligations, under this letter agreement or any bonus or benefit plan in which you participate, which failure has not been cured within 30 days following notice thereof to the Board; and (vi) elimination or material modification of any bonus or benefit plan (other than welfare plans) in which you participate which reduces the value of your aggregate compensation, which elimination or modification is not cured within 30 days after notice by you to the Board of your intention to terminate your employment as a result thereof.

     b) In the event of your death, this letter agreement shall be terminated as of the date of such death. In the event of your Disability (as defined below), the Board shall have the right to terminate your employment at any time from and after the date of such Disability.
          The term "Disability" shall mean the inability, due to illness, accident or any other physical or mental incapacity, to perform your duties in a normal manner (or your absence from employment for any such reason) for a period of 120 days (whether or not consecutive) in any 12-month period during the term of your employment. Whether or not a Disability exists shall in each case be determined by the Board, and any determination made by the Board in good faith shall be conclusive.

     c) Your employment may be terminated by the Company at any time for Cause. The term "Cause" shall mean, as reasonably determined by the Board:
                    -----
          (i) any wilful breach, in any material respect, by you of the performance of your duties hereunder or any other obligation hereunder (not including errors in business judgement made in good faith), (ii) any attempt to secure any personal profit in connection with the business of the Company or any of its affiliates, (iii) breach of the representation and warranty contained in Section 2 hereof, (iv) conviction of you, or a plea of nolo contendere by you to, a felony or
          (vi) any other gross negligence or wilful misconduct (including acts of dishonesty or moral turpitude) that, in the absence of this letter agreement, would reasonably entitle the Company to terminate your employment for cause. Prior to termination of your employment for Cause, you shall be given a reasonable opportunity to present an explanation of the acts or circumstances upon which such termination is based to the Board or a committee thereof, and if, in the good faith opinion of the Board, such acts or circumstances are of a nature that can be remedied (including as to past detriment) without detriment to the Company, the Board will provide you with a reasonable period

          (not to exceed 30 days) in which to remedy such acts or circumstances.

     d) Your employment may be terminated by the Company at any time for any other reason, subject to Section 10.


9.   CHANGE OF CONTROL PROTECTION
     ----------------------------

     In the event that a Change of Control occurs, you will, upon notice to the Company given within 12 months of the Change of Control, have the right to terminate your employment and, if you do so, you will be entitled to the termination benefits provided below. A Change of Control will be deemed to occur if (i) the Sappi Group ceases to beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 ("Rule 13d-3") more than
                                                       ----------
     50% of the total voting power of the voting stock of the Company, (ii) any person or group of persons under common control (other than South African National Life Assurance Company, Sankorp Limited, Genbel Investments Ltd. or Rembrandt Group Limited or any of their affiliates) obtains beneficial ownership (as defined in Rule 13d-3) of more than 50% of the total voting power of the voting stock of Sappi Limited, (iii) the board of directors of the Company approves any agreement or plan of merger or consolidation of the Company into any entity other than SDW Holdings Corporation

     ("Holdings") or a member of the Sappi Group, (iv) the shareholders of the
       --------
     Company approve any plan of complete liquidation of the Company, other than a plan pursuant to which the Company will be liquidated into Holdings or a member of the Sappi Group or (v) the Company's shareholders approve a sale or other disposition of all or substantially all of the assets of the Company, other than a sale to Holdings or a member of the Sappi Group. If you terminate your employment following a Change of Control, your employment shall terminate 60 days after the Company receives notice thereof or such shorter period as the Company may elect. The "Sappi Group"
                                                                    -----------
     shall mean Sappi Limited and each other entity in respect of which more than 50% of the total voting power of the voting stock of such entity is beneficially owned by members of the Sappi Group.

10.  COMPENSATION UPON TERMINATION.
     ------------------------------

     a) If your employment is terminated other than pursuant to Section 8(a), 8(d) or 9, you shall be entitled to the accrued but unpaid portion of your annual salary through the date of termination and any benefits which may then be due to you under any of the Company's disability or benefit plans, but you shall forfeit any bonus and shall not be entitled to any further compensation or benefits hereunder except as provided in Sections 10(d), 10(e) and 10(f). If your employment is terminated pursuant to Section 8(c) following notice of termination (but prior to termination) pursuant to Section 8(a) or 8(d), termination shall be deemed for all purposes to be pursuant to Section 8(c). If your employment is terminated pursuant to Section 8(b) following notice of termination (but prior to termination) pursuant to
          Section 8(a) or 8(d), termination shall be deemed for all purposes to be pursuant to Section 8(a) or 8(d); provided, however, that any
                                               --------  -------
          payments to which you are entitled pursuant to the second sentence of
          Section 10(b) shall be reduced by the amount of all proceeds payable under life insurance policies maintained on your behalf by the Company.

     b) In the event that your employment is terminated pursuant to Section 8(a), 8(d) or 9, (i) you shall be entitled to the accrued but unpaid portion of your annual base salary through the date of your termination and any benefits which may be due you under any of the Company's disability or benefit plans, (ii) you may be entitled to a portion of a bonus for the year in which such termination occurred to the extent provided in Section 10(f) and (iii) you will continue to receive welfare benefits provided by the Company to executives during the Severance Payment Period (as defined below), subject to termination or offset to the extent benefits are provided by another employer and subject to the terms of such plans of the Company and to your making any required contributions thereto. In addition, you will be paid in a lump sum in cash, within 30 days following the date of termination, an amount equal to the net present value (as determined in good faith by the Board) of the aggregate annual base salary (at the rate in effect immediately prior to such termination) that would be payable over the Severance Payment Period. The

          "Severance Payment Period" with respect to a date of termination means
          -------------------------
          a period beginning on such date and having a duration equal to the lesser of the then applicable notice period under Section 1 and the period from such termination date until the term would have ceased to extend under Section 1 (taking into account any notice previously given thereunder). Notwithstanding the foregoing, in the event that your employment is terminated pursuant to Section 9 and the aggregate of all payments made or provided to you under this letter agreement and under all other plans and programs of the Company is determined to constitute an excess Parachute Payment as such term is defined in
          Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, the aggregate amount of payments or benefits paid by the Company to you pursuant to this letter agreement shall be reduced to the extent that your after-tax position (taking into account all applicable income and excise taxes) would be improved thereby.

     c) In the event that your employment is terminated pursuant to Section 8(a), 8(d) or 9 prior to payment of the first-year incentive bonus described in Section 4, you shall be entitled to receive such bonus at the guaranteed level of $300,000.

     d) In the event that your employment is terminated pursuant to Section 8(b) as a result of your Disability, you shall be entitled to receive payments in an amount equal to 60% of your aggregate annual base salary (at the rate in effect immediately prior to such termination), payable at the intervals and for the applicable period provided under the Company's Long Term Disability Plan in effect on the date hereof (as described in Exhibit B hereto). All such payments will be made net of any disability payments under disability policies of the Company.

     e) Subject to your continued cooperation as contemplated by the next sentence, in the event that your employment is terminated pursuant to

          Section 8(b) as a result of your death, your estate or beneficiaries will be paid in a lump sum in cash, within 30 days following death, an amount equal to two times your annual base salary (at the rate in effect at the time of death). The Company may satisfy or fund such obligation through the maintenance of life insurance and you agree to cooperate fully in connection with any effort by the Company to maintain insurance (including by submitting to all required physicals and providing all required information).

     f) In the event that your employment is terminated pursuant to Section 8(a), (b) or (d) or Section 9 on or after the end of the sixth month of any fiscal year of the Company, the Company shall pay to you within 120 days following the end of such year an amount equal to the product of (i) the bonus (if any) you would have received in respect of such year under any annual bonus plan in place at the time of your termination (assuming your employment continued through the end of such year) and (ii) a fraction, the numerator of which is the number of days in which you were employed by the Company during such year and the denominator of which is 365.


11.  BENEFITS
     --------

     You shall be entitled during your employment to participate in any benefit plans and may utilize any corporate financial planning services available to the Company's senior executive employees from time to time, to the extent that you are eligible to do so under the terms of any such plan or service; provided, that, in determining your level of participation in any
              --------
     bonus, incentive or profit sharing plan, the Board may consider the benefits contemplated by Sections 4 and 12 (it being the understanding of the parties that such benefits were specifically provided because no such plans currently exist; it being the intent of the parties that your right to participate in future plans is not meant to be duplicative of such benefits; and it being the expectation of the parties that you would only participate in grants under any stock option plan after the initial grants made to executives under the plan) and any determination by the Board in good faith as to your level of participation shall be conclusive. The Company agrees that it will consider in good faith the implementation of a long-term incentive plan to compensate the President and other key senior executive personnel based on the performance of the Company as compared to selected peer group companies.


12.  EQUITY PARTICIPATION
     --------------------

     a) Promptly following commencement of your employment, you will be offered 10,000 ordinary shares of Sappi Limited at a price of $20 per share pursuant to, and subject to the terms and conditions of, Sappi Limited's executive share purchase scheme, which is attached as Exhibit C. Such shares shall be "restricted shares" for U.S. securities law purposes and you shall hold such shares subject to appropriate restrictions to ensure compliance with securities laws.

     b) Promptly following commencement of your employment, you will be granted 220,000 Equity Participation Rights with respect to the common stock of SDW Holdings Corporation ("Holdings"; such common stock,
                                              --------
          "Holdings Common Stock") on the terms and subject to the conditions
           -------- ------ -----
          set forth in Exhibit D.
                       ---------

     c) At such time as Holdings (or any other subsidiary of Sappi Limited of which the Company is a direct or indirect subsidiary) has an executive share purchase or restricted share purchase plan in effect, you may, and if requested by the Board shall, purchase 60,000 shares of Holdings Common Stock (or, at the option of the Board, an amount of common shares of any such other entity to be determined in accordance with the adjustment provisions of Exhibit D) pursuant to such plan at a price per share of $14.40 (or a price per common share of such other entity determined in accordance with the adjustment provisions of Exhibit D). Such shares may be "restricted shares" for U.S. securities law purposes and you shall hold such shares subject to appropriate restrictions to ensure compliance with securities laws. You will not be required or permitted to make any such purchase if such purchase would result in a breach under any agreement to which the Company or Holdings (or any such other entity) is a party or require an adjustment in the terms of any outstanding securities of the Company or Holdings (or any such other entity), including, without limitation, Holdings' Class A and Class B Warrants. If requested at least 30 days prior to the date of such purchase, the Company will, at the time of such purchase, lend to you on a secured, recourse basis and at an interest rate equal to the lesser of the prime rate (as publicly announced by Chemical Bank, or any successor thereto) and the average weighted cost of the Company's senior debt, the lesser of (A) the excess of the aggregate purchase price of such shares over $250,000 and (B) the maximum amount allowed to be so loaned under the U.S. margin rules. The Company and you will use reasonable efforts to take such action as is necessary to permit such loan to be in the amount specified in clause (A) above (including (x) in the case of the Company, reasonable efforts to provide for loans in any such plan and to seek shareholder approval of such plan and (y) in your case, reasonable efforts to provide additional collateral for such loan). You shall not, in any event, be required to invest more than $250,000 of your funds (with the amount of stock purchased to be appropriately adjusted to reflect your maximum investment) pursuant to this paragraph (c) without your consent. Such loan shall (i) be secured by a pledge of all shares purchased by you with the proceeds of such loan (the "Pledged Stock") and any other collateral provided as
                ------- -----
          contemplated above, (ii) provide for, at the request of the Board, mandatory prepayment with the pre-tax net proceeds of any sale (including to the Company) of Pledged Stock of a percentage of the outstanding principal amount of such loan corresponding to the percentage of your Pledged Stock disposed of in such sale, as well as all accrued but unpaid interest on such loan and (iii) otherwise be structured to ensure compliance with the U.S. margin rules. Such loan shall become due in full 180 days following termination of your employment hereunder, provided, that to the extent you are not legally
                                --------
          permitted to sell the Pledged Stock during such period, such loan shall become due (on a ratable basis) as you become legally permitted to sell the Pledged Stock. In the event that a public primary offering of Holdings Common Stock or of the common stock of a subsidiary of Sappi Limited of which the Company is a direct or indirect subsidiary is not effected within 12 months following the date of any such purchase and you wish to sell such shares (and are permitted to do so), the Company will, upon request, and subject in all respects to all applicable securities laws, purchase or cause to be purchased the shares you wish to sell for a price per share equal to the Participation Value (as defined in Exhibit D). Subject to the provisions of any such loan and to applicable laws, you will be entitled to transfer such shares (whether or not you are employed by the Company at the time of such transfer) in accordance with the following schedule: 1/3 on or after October 1, 1996, 1/3 on or after October 1, 1997, and 1/3 on or after October 1, 1998, provided that Pledged Stock may be transferred at any time following termination of your employment.

          The Company and you will negotiate in good faith regarding arrangements to compensate you for any additional Federal and state taxes payable by you as a result of the fair market value of such shares at the time of purchase being greater than $19.20, it having been the intent of the parties that you would be able to purchase such shares as soon as practicable after the date hereof.

          If the issuer of common equity purchased by you pursuant to this paragraph (c) proposes to register shares of its common equity under the U.S. Securities Act of 1933 (other than pursuant to a registration statement on Form S-4 or S-8 or any successor form or filed in connection with an exchange offer or acquisition or an offering of securities solely to the existing shareholders or employees of such issuer), it shall use reasonable efforts to provide you with a reasonable opportunity to register such number of such shares as you may request, subject to any limitations recommended by the managing underwriters, if any, in view of market conditions or perceptions. Your right to participate in any such registration shall also be subject to execution by you of customary agreements, including with respect to registration procedures and cooperation, indemnification and contribution. All registration expenses of Holdings or such other issuer (including with respect to the registration of your shares) will be for its account.

          Holdings hereby represents and warrants that the aggregate number of shares of Holdings Common Stock outstanding on the date hereof is 35,937,500 (on a fully diluted basis).

          The Company hereby agrees to use reasonable efforts to take such action as is necessary to permit you to purchase the shares contemplated by this paragraph (c) on or prior to October 1, 1996. If you wish to purchase such shares after such date and are otherwise not permitted to do so, the Company will negotiate in good faith with you regarding alternate equity participation or other compensation to preserve for you the economic benefit of being permitted to purchase such shares at the price set forth in paragraph (c) above.

     d) The Board shall make appropriate adjustments to the Equity Participation Rights and/or the number of shares of Holdings Common Stock or the common stock of any other applicable entity purchasable by you pursuant to paragraph (c) above, or the purchase price thereof, in order to reflect any change in such stock as a result of merger, consolidation, reorganization, recapitalization, combination of shares, stock split-up or stock dividend.


13.  PENSION
     -------

     In the event you remain employed hereunder until attaining the age of 62, are an employee in good standing at the time of the termination of your employment and are not terminated for Cause, you shall receive pension payments in an amount of $150,000 per annum, payable in 26 equal installments on a biweekly basis and commencing with the first day of the first year after you attain the age of 62 and are no longer employed by the Company and continuing until your death. Such pension payments shall be net of any sickness or accident disability payments under the insurance programs of the Company and net of any payments under the Company's Senior Executive Retirement Plan (or any successor thereto). All rights with respect to such pension benefits shall automatically be forfeited without compensation in the event that over the course of your employment you have realized or have had the opportunity to realize (based on the highest valuation after vesting, whether or not options were exercised or stock sold) pre-tax gain or income aggregating at least $3.5 million in respect of the benefits contemplated by Section 12 and in Exhibit D.


14.  VACATION
     --------

     You will be entitled to five calendar weeks vacation each year subject to the Company's normal vacation policies.


15.  INTELLECTUAL PROPERTY.
     ----------------------

     You shall hold in a fiduciary capacity for the benefit of the Company, and shall disclose fully to the Company immediately upon origination or acquisition thereof, any inventions, discoveries, processes or devices which you (or others with you) discover or develop while employed by the Company and which may be useful in, or relate to, the products, business or research and development work of the Company and the same shall be the exclusive property of the Company. At the request of the Company you shall execute such assignments and other instruments as the Company shall from time to time deem desirable to establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such property.

     You hereby agree that all documents or materials, and all other Confidential Information (as defined below) relating to the business of the Company or any of its affiliates that was furnished or made available to or prepared by you in the course of your employment shall be the Company's property and shall be delivered to the Company promptly upon termination of your employment or at any other time at the Company's request.

16.  ACTIVITIES AFTER TERMINATION OF EMPLOYMENT
     ------------------------------------------

     a) During the term of your employment by the Company and for a two-year period following termination thereof, you shall not, directly or indirectly: (i) engage (or assist any person or entity in any way to engage) anywhere in the United States in the Warren Business, including soliciting any customer or prospective customer of the Company to purchase any Warren Products other than from the Company and its affiliates; or (ii) perform any action, activity or course of conduct which is substantially detrimental to the business or business reputation of the Company or any of its affiliates, including (A) recruiting or hiring any employees of the Company or any of its affiliates or persons who have worked for the Company or any of its affiliates within one year prior to such recruiting or hiring or (B) encouraging any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates. "Warren
                                                                          ------
          Business" means the manufacture or sale of coated printing or
          --------
          publishing paper or flat or embossed release papers (collectively,

          "Warren Products").
          ----------------

     b) The foregoing shall not be deemed breached solely as a result of (i) your ownership of less than an aggregate of 1% of any class of stock of a corporation engaged, directly or indirectly, in the Warren Business; provided that such stock is listed on a national securities
                    --------
          exchange or is quoted on the NASDAQ National Market System or (ii) your employment by a corporation or other entity so long as, at the time of the commencement of such employment, the Warren Business does not account for (and is not anticipated to account for in the foreseeable future) more than 10% of the assets, revenues or earnings of such corporation or other entity or any of its affiliates.

     c) You agree that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business and the goodwill of the Company.

     d) Following the term of your employment, you shall furnish such information and assistance as may be reasonably required by the Company or any of its affiliates in connection with any litigation relating to the period during which you were employed by the Company.


17.  CONFIDENTIALITY
     ---------------

     You shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information as defined below and shall not, during your employment hereunder or after the termination of such employment, divulge any Confidential Information to, or use any Confidential Information for the benefit of, any person or entity other than the Company or persons or entities designated by the Company. "Confidential Information" shall mean
                                           ------------------------
     all business information (whether or not in written form) which relates to the Company, any of its affiliates or their respective businesses or products and which is not known to the public generally, including but not limited to technical notebooks and technical records; technical reports; patent applications; machine, equipment, process and product designs including any drawings and descriptions thereof; unwritten knowledge and "know-how"; formulas; operating instructions; training manuals; production and development processes; production schedules; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; territory listings; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists.


18.  CONSULTING
     ----------

     During a period of six-months following termination of your employment, you shall provide limited consulting services to the Company on a reasonable basis subject to appropriate notice and reimbursement of travel and other expenses and subject to the time requirements of any other employment you may obtain. The purpose of such services will be to ensure an orderly transition upon your termination and to avoid disruption in the business.


19.  TAX WITHHOLDING
     ---------------

     The Company may withhold from any amounts payable to you any amount that the Company is required to withhold with respect to such payments under the then applicable provisions of the Internal Revenue Code or any state, local or foreign income tax laws unless you otherwise satisfy such withholding requirements.


20.  REMEDIES.
     ---------

     a) You agree that immediate and irreparable harm, for which damages would be an inadequate remedy, would occur in the event any of the provisions of Section 15, 16 or 17 hereof were not performed in accordance with their specific terms or were otherwise breached. Accordingly, you agree that the Company shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to enforce specifically the terms and provisions thereof without the necessity of proving actual damages or providing prior notice, in addition to any other remedy to which it may be entitled at law or equity. Notwithstanding the foregoing, the Company will, to the extent practicable, provide notice to you prior to taking any such action; provided, that failure to provide such notice shall not affect
                  --------
          the rights of the Company under this letter agreement.

     b) You shall have no rights, remedies or claims for damages, at law, in equity or otherwise with respect to any termination of your employment, and shall be entitled to no compensation or benefits hereunder, other than as set forth in Section 10 hereof, and except as otherwise expressly provided herein you unconditionally release the Company and its affiliates and its and their directors, officers, employees and stockholders from all claims, liabilities and obligations pertaining to any such termination. You agree that by entering into this letter agreement you are releasing and waiving any claims that you may have under the Federal Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, or under the age discrimination provisions of Massachusetts General Laws, Chapter 151B,
          Section 4, or under any other Federal, state or local laws prohibiting employment discrimination, arising out of any termination of your employment in accordance with this letter agreement.


21.  MISCELLANEOUS
     -------------

     The obligations of the Company with respect to the Equity Participation arrangements contemplated by Section 12 shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required; it being agreed that the Board will negotiate in good faith with you regarding alternate equity participation or other compensation to preserve for you, to the maximum extent reasonably practicable, the economic benefit of such arrangements in the event such arrangements must be modified or cannot reasonably be implemented as a result of the applicability of any of the foregoing. To the extent that it may effectively do so under applicable law, each party hereto hereby waives any provision of law which renders any provision of this letter agreement invalid, void or unenforceable in any respect. If any provision hereof is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and obligations set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto hereby agree to take all reasonable actions to preserve the benefits and carry out the intent of any provision which is so held to be invalid, void or unenforceable. No failure or delay on the part of the parties hereto in exercising any power or right hereunder shall operate as a waiver thereof. No waiver or amendment of any provision of this letter agreement shall be effective unless in writing and signed by each party hereto. This letter agreement may be signed in counterparts. You and the Company each waives, to the fullest extent permitted by applicable law, any right you or it may have to a trial by jury in respect of any litigation arising out of or relating hereto. No benefit or promise hereunder shall be secured by any specific assets of the Company; and you shall have only the rights of a general unsecured creditor in seeking satisfaction of such benefits or promises. Any powers granted to the Board may be exercised by a committee appointed by the Board. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Massachusetts.


22.  SHAREHOLDERS AGREEMENT; APPROVAL
     --------------------------------

     You hereby acknowledge that the Company is party to a Shareholders Agreement, pursuant to which the Company has agreed not to take certain actions, including the hiring of, and the amendment of any compensation arrangement with respect to, the Chief Executive Officer of the Company, without the approval of certain parties to such Shareholders Agreement, including Holdings. The obligations of the Company hereunder shall be subject to receipt of such approvals and approval by the Board, which the Company shall endeavor to obtain within two business days following your acceptance of this letter. Promptly after obtaining such approvals, the Company will provide you with notice thereof; provided that the failure to
                                                   --------
     provide such notice at any time shall not affect any of the obligations of the parties hereunder. You shall be released from all of your obligations under this Agreement in the event that such approval is not obtained on or before September 18, 1995.


23.  NOTICES
     -------

     Notices provided for herein shall be in writing and shall be delivered as follows (or at such other address as either of the parties hereto shall have specified by notice in writing to the other party):

     a) If to the Company, at 225 Franklin Street, Boston, MA 02110, Attention of Secretary;

     b) If to you, prior to October 1, 1995, at 55 Aspen Lane, Glencoe, IL 60022 and thereafter at the address set forth in (a) above but to your attention, in either case with a copy to Gaffin &

          Krattenmaker, P.C., 2400 Prudential Tower, 800 Boylston Street, Boston, MA 02199-8001, Attention of Michael A. Gaffin, Esq.

          Please indicate your acceptance of the terms described herein by signing in the appropriate space below. You may take up to 21 days from receipt of this letter agreement to consider whether to accept the terms described herein. This letter agreement shall not be effective until 8 days after you sign it, and you may revoke it at any time during the intervening 7-day period by either delivering a signed revocation notice to the Company or mailing such notice to the Company so it is post-marked no later than 7 days after you sign this letter agreement, in each case at the address provided above. Should you revoke your acceptance, no agreement will exist. This is an important legal document, and you may wish to consult with counsel of your own choice in deciding whether to accept the terms described herein.


                                        Very truly yours,

                                        S.D. WARREN COMPANY,

                                          by /s/ Eugene van As
                                            __________________________
                                            Name:  Eugene van As
                                            Title: President


                                        SDW HOLDINGS CORPORATION
                                        with respect to Sections 12(b), 12(c)
                                        and 12(d) only

                                          by /s/ Eugene van As
                                            __________________________
                                            Name:  Eugene van As
                                            Title: President


                                        SAPPI LIMITED
                                        with respect to Section 12(a) only

                                          by /s/ Eugene van As
                                            __________________________
                                            Name:  Eugene van As
                                            Title: Executive Chairman


ACCEPTED AND AGREED TO BY

by /s/ Monte R. Haymon
  ____________________________
  Name:  Monte R. Haymon
  Date: